Exhibit 99.2

Cognex Appoints New Board Member

NATICK, Mass.--(BUSINESS WIRE)--November 4, 2021--Cognex Corporation (NASDAQ: CGNX) today announced the appointment of Marjorie T. Sennett to Cognex’s Board of Directors, effective immediately. Ms. Sennett will serve on the Audit Committee.

“We are excited for Marjorie to join our board,” said Anthony Sun, Chairman of Cognex. “Her public board experience, extensive knowledge of corporate finance and financial reporting, financial leadership for fast-growing companies in the biotechnology and technology sectors, and experience as an institutional investor will be a valuable asset to Cognex. We look forward to her insight and guidance.”

Ms. Sennett currently serves as a member of the Board of Directors and Chair of the Audit Committee of The diaTribe Foundation, a private entity focused on improving the outcomes of people with diabetes. From 2014 to 2018, she was a director and member of the Audit Committee at QuinStreet, Inc. (Nasdaq: QNST), a performance marketing technology company. Named one of “20 Women in Finance You Should Add to Your Company’s Board” by Business Insider, Ms. Sennett previously served as a managing director of Farallon Capital Management, LLC. Before that, she was Chief Financial Officer at eGroups, Inc., where she co-led the sale of the company to then publicly held Yahoo! Inc., and at Amylin Pharmaceuticals, Inc., where she led the company’s initial public offering and multiple follow-on public offerings. Ms. Sennett holds a B.A. from Vanderbilt University, and an M.B.A. from Stanford University.

About Cognex

Cognex Corporation designs, develops, manufactures, and markets a wide range of image-based products, all of which use artificial intelligence (AI) techniques that give them the human-like ability to make decisions on what they see. Cognex products include machine vision systems, machine vision sensors, and barcode readers that are used in factories and distribution centers around the world where they eliminate production and shipping errors.

Cognex is the world's leader in the machine vision industry, having shipped more than 3 million image-based products, representing over $8 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe, and Asia. For details, visit Cognex online at www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These statements are based on our current estimates and expectations as to prospective events and circumstances, which may or may not be in our control and as to which there can be no firm assurances given. These forward-looking statements—which may include statements regarding business and market trends; future financial performance; growth opportunities; and strategic plans—involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the inability to attract and retain skilled employees and directors and maintain our unique corporate culture; (2) the failure to effectively manage our growth; (3) the impact of competitive pressures; and the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2020, and Form 10-Q for the fiscal quarter ended October 3, 2021. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Contacts

Susan Conway
Investor Relations
+1 508-650-3353
susan.conway@cognex.com